EXHIBIT 10.1

Restricted Cash Award Agreement
Under the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan

Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant a Restricted Cash Award (the “Award”). The Award represents an unfunded, unsecured promise of the Company to deliver to the Participant US dollars (“Cash”), subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Cash Award attached hereto as Exhibit A (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Award of Cash:

Name/Participant:	<name >
Type of Grant:	Restricted Cash Award
Date of Grant:	<date>
Total Amount Granted:	<awards >

The Participant, by accepting this Award online on www.netbenefits.com, acknowledges and agrees that the Award is granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Restricted Cash Award attached hereto as Exhibit A, and the Plan.

Exhibit A

Terms and Conditions of Restricted Cash Award

1.    Condition to the Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the Cash, unless and until the Participant has fully executed this Agreement by accepting the Award online as described above. Notwithstanding the foregoing, if the Participant does not otherwise reject this Award in a writing to the Company’s Compensation Department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Participant shall be deemed to have accepted the Award, and the terms and conditions hereof, as of the Date of Grant.
2.    Vesting. Subject in each case to the Participant’s Continuous Service (as defined in the Plan) on each applicable vesting date, the Cash awarded under this Agreement shall vest in accordance with the schedule set forth below unless, prior to any vesting date set forth, the applicable Award is forfeited or has become subject to accelerated vesting under the terms and conditions of the Plan:

Vesting Date	Vesting Percentage
First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	25%
Third Anniversary of Date of Grant	25%
Fourth Anniversary of Date of Grant	25%

Prior to actual settlement of any Award that has vested, the Award will represent an unfunded, unsecured obligation of the Company in accordance with Section 17.13 of the Plan.

3.    Termination of Continuous Service. If the Participant’s Continuous Service terminates due to death or Disability (as defined in the Plan), then all Awards that have not vested shall become immediately vested in full upon such termination. If the Participant’s Continuous Service terminates for any other reason, then all Awards that are not vested at the time such termination shall be automatically and immediately forfeited for no consideration.
4.    No Right to Continued Employment. The granting of the Cash Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Participant.
5.    Change in Control. If a Change in Control occurs, all Awards that remain unvested and have not been previously forfeited shall become immediately vested in full, effective immediately prior to such Change in Control.

6.    Non-Vested Awards Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber the non-vested Awards or any interest in and unvested Award, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.
7.    Settlement. The Company shall, as soon as practicable upon the vesting of any Award (but in no event later than two and a half (2 ½) months following the end of the fiscal year in which vesting occurs), effect delivery of the Cash to fully settle such vested Award to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Cash will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.
8.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
9.    Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the Award granted under the Plan and participation in the Plan, or future Award that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.
10.    Data Privacy.
(a)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)    The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Compensation Department. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Cash acquired upon settlement of this Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Compensation Department. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s Compensation Department.
11.    Government and Other Regulations. The grant of the Cash Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Cash hereunder if the grant or vesting thereof or the issuance of such Cash, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Cash pursuant hereto to comply with any such law, regulation, order or provision.
12.    Miscellaneous Provisions.
(a)    The Award is granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.
(b)    This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
(c)    If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(d)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(e)    This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
(f)    Defined terms not defined herein shall have the meaning ascribed to them in the Plan.
IN WITNESS WHEREOF, the Company has caused this grant of Award to be executed, as of the Date of Grant.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE
Elizabeth Smith, Chief Executive Officer
(or Kelly Lefferts, Group Vice President, Legal)